Exhibit 10.1

FORM OF MANAGEMENT AND SERVICES AGREEMENT

THIS AGREEMENT (“this Agreement”) dated as of the [●] day of [●] 2018, is entered into by and between Diamond S Shipping, Inc., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, (“DSS”) and Capital Ship Management Corp., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a business address at 3, Iassonos street, Piraeus, Greece (“CSM” and, collectively with DSS, the “Parties”).

WHEREAS:

A.   DSS is a company formed, in part, as a result of the combination of two fleets of tanker vessels, one of which was previously managed by CSM;

B.	DSS has requested that CSM continue to provide certain commercial and technical management and ship management consultancy services for the operation of those vessels previously managed by CSM, a list of which is set out in Schedule 1 to this Agreement (hereinafter referred to as the “Initial Vessels”); and

C.  CSM has agreed to provide such commercial and technical management and ship management consultancy services to DSS on the terms set out herein.

NOW THEREFORE, the Parties agree that, in consideration of the fees set forth in Schedule 2 to this Agreement (the “Fees and Costs”) and subject to the other terms and conditions herein provided, CSM shall provide the Services (as hereinafter defined) for the term of this Agreement as hereinafter set forth.

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TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means vessels not in the ownership of DSS on the date of this Agreement that DSS (or any of its Affiliates or subsidiaries) may subsequently purchase (as assets or by novation of any shipbuilding contract or by acquisition of shares in a vessel owning entity or holding of same) and which are to be managed by CSM pursuant to the terms of this Agreement. For the purposes of this Agreement, any such Additional Vessels to be managed by CSM under the terms of this Agreement shall also be referred to herein as Vessels.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are controlled by, control or are under common control with the person in question, and “Affiliate” means any one of them.

“Cause Event” means with respect to a Party means the occurrence or existence of any of the following with respect to such Person:

(a)       the determination by an arbitrator pursuant to Section 17 that an act or omission by such Party constituted gross negligence, willful misconduct, or fraud in the performance of such Party’s duties or obligations with respect to this Agreement;

(b)       the conviction of, or plea of guilty or nolo contendere by, such Party in respect of any felony which will have a Material Adverse Effect;

(c)       such Party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced;

(d)       a willful breach by such Party of any material provision of this Agreement or any other agreement between such Party and the other Party hereto and its Affiliates, or such Party willfully causing a breach hereof that, if curable, has not been cured by such Party within 15 days of written notice of such breach from the other Party specifying the failure and requesting cure, provided the matter has been referred to arbitration; or

(e)       a Party knowingly and willfully commits a Sanctions Violation.

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 “Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), who did not immediately before such acquisition own securities of the entity entitling such Party or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person) unless such change is among existing management and executive officers of the relevant Party and/or any person under common ownership or control of such Party and any person under common ownership or control including, in respect of CSM, Capital Maritime & Trading Corp. ("CMTC") and/or CMTC;

“Commercial Management Agreement” means the Commercial Management Services Agreement to be entered into between DSS and CSM, the form of which is annexed hereto as Exhibit A to this Agreement;

“Commercial Management Services” means the management services as defined and set forth in the Commercial Management Agreement;

“Management Consultancy Services” means the ship management consultancy, advisory and administrative services to be provided to DSS by CMS in respect of the operation of the managed fleet and management of the business of the Vessels (in addition to the Commercial Management Services and Technical Management Services) ancillary and complimentary as may determined from time to time;

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. –Northeastern N.J. Area, All Items (1982-1984 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of amounts provided for in this Agreement shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as CSM may reasonably select shall be substituted for the Consumer Price Index;

“DSS Group” means DSS and the subsidiaries of DSS;

“Initial Vessels” has the meaning ascribed thereto in Recital B hereof;

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of any Party to perform its obligations under this Agreement; or

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(b)	the validity or enforceability of the rights or remedies of any Party under this Agreement.

“Other Vessels” means vessels other than the Initial Vessels and the Additional Vessels owned by DSS or its Affiliates or subsidiaries;

“Parties” has the meaning ascribed thereto in the preamble to this Agreement;

“Person” means any natural person, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, trust, business trust, unincorporated association, estate or other legal entity;

“Sanctions Violation” means:

(i)        (A) any unlawful contribution, gift, or provision of any entertainment to any foreign or U.S. government official or employee; (B) any payment or other action that violates or would be in violation of any provision of any federal, state or local or other applicable domestic or foreign law, rule or regulation regarding illegal payments or corrupt practices, or any provision of the UK Bribery Act 2010 or U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) (in the case of the FCPA, if any of such persons had been or were subject to the FCPA, even if they are not currently so subject); or (C) any bribe, rebate, payoff, influence payment, kickback or other unlawful payment;

(ii)       failure to comply with the financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, and with the money laundering statutes of all other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency;

(iii)       doing business with or in any country subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (B) appears on OFAC’s Specially Designated Nationals and Blocked Persons List; and

(iv)       providing funds to or taking investments or related in any way to, (A) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (B) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national; (C) Persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations or (D) the governments of any country that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering or a country or financial institution designated as a “primary money laundering concern” by the U.S. Secretary of the Treasury;

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“Services” means the Technical Management Services, the Commercial Management Services and the Management Consultancy Services;

“Technical Management Agreement(s)” means each Technical Management Services Agreement to be entered into between a Vessel Owner and CSM, the form of which is annexed hereto as Exhibit B to this Agreement;

“Technical Management Services” the management services as defined and set forth in the Technical Management Agreement(s);

“Vessel Owner(s)” means each direct or indirect subsidiary of DSS that owns a Vessel;

  “Vessels” means the Initial Vessels and any Additional Vessels.

Section 2. General. CSM shall provide the Services, as provided for herein and in the Management Agreements, as DSS, may from time to time direct, through such designated persons as DSS may reasonably agree. CSM shall perform the Services to be provided hereunder in accordance with sound ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise and to promote and protect the interest of Vessel Owners in all matters relating to the provision of the Services hereunder.

Section 3. Covenants. During the term of this Agreement CSM shall:

(i)	diligently provide the Services and be responsible to DSS or the Vessel Owners, as the case may be, for the due and proper performance of same;

(ii)	retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(iii)	keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles.

Section 4. Non-exclusivity. CSM and its shareholders, beneficial owners, employees and any of its consultants or subcontractors may provide services of a nature similar to the Services to any other person. There is no obligation for CSM to provide the Services to DSS on an exclusive basis; provided, however, the CSM agrees that in providing the Services hereunder it will not discriminate against the Vessels.

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Section 5. Confidential Information. CSM shall be obligated to keep confidential, both during and up to 24 months after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement except as required by law; provided, however, that nothing herein shall prevent CSM from disclosing the existence or terms of this Agreement to banks that are providing finance related to vessels under management by CSM (if required to do so). DSS shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by CSM of this obligation. CSM shall not resist such application for relief on the basis that DSS has an adequate remedy at law, and CSM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee. In consideration for CSM providing the Services, DSS shall pay CSM the Fees and reimburse the Costs as set out in Schedule 2 to this Agreement or as otherwise specified in the Management Agreements.

Section 7. General Relationship between the Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between CSM and DSS.

Section 8. Management of Additional Vessels and Replacements. If DSS acquires or orders any additional vessels during the term of this Agreement, CSM will have a right of first refusal, exercisable up to four (4) times, to provide the Technical Management Services, any such vessels for which the offer has been exercised shall be deemed Additional Vessels up to a total number of 29 Vessels under the terms of this Agreement. DSS shall promptly notify CSM upon entering into a definitive vessel acquisition agreement of any form and type or shipbuilding contract and CSM shall advise DSS within seven (7) New York business days as to whether CSM wishes to provide such Technical Management Services. If CSM agrees to provide such services for such vessel, DSS shall cause the relevant Vessel Owner to enter into a Technical Management Services Agreement with CSM for the then remaining term of this Agreement.

If any of the Vessel(s) is sold or otherwise disposed of during the term of this Agreement and as a result CSM provides Technical Management Services at any time to fewer than 25 Vessels, DSS shall work in good faith to replace such Vessel(s) with an Other Vessel(s) or an Additional Vessel(s) within six (6) months. Notwithstanding anything to the contrary in the preceding sentence, unless this Agreement shall have been earlier terminated in accordance with its terms or CSM shall be in material breach of a Technical Management Agreement, CSM shall be entitled to provide Technical Management Services for no fewer than 20 Vessels and DSS shall take all necessary action in a prompt manner to ensure that CSM manages no fewer than 20 Vessels.

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In the event a Vessel is sold or otherwise disposed of and not replaced within six (6) months, CSM shall receive a termination fee equal to the number of days remaining in the Term multiplied by $400.

If any of the Vessels is sold or otherwise disposed of during the term of this Agreement and as a result CSM provides Commercial Management Services at any time to fewer than 25 Vessels, DSS shall replace such Vessel(s) with an Other Vessel(s) or an Additional Vessel(s) within three (3) months, in order for CSM to provide Commercial Management Services for no fewer than 25 Vessels.

Section 9. Term and Termination. The term of this Agreement shall commence on the date hereof and will continue until the fifth (5th) anniversary hereof, unless terminated by either Party on not less than one hundred and twenty (120) days’ notice if:

(a) in the event of a Change of Control of either CSM or DSS at the election of the other Party; or

(b) there is a Cause Event in respect of either CSM or DSS at the election of the other Party; or

(c) a receiver is appointed for all or substantially all of the property of the other Party; or

(d) an order is made to wind-up the other Party; or

(e) a final judgment, order or decree which has a Material Adverse Effect shall have been obtained or entered against that Party and such judgment, order or decree shall not have been vacated, discharged or stayed.

The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.

Section 10. Fees upon Early Termination with respect to a Vessel. Upon early termination of this Agreement other than for Cause Event or if CSM elects to terminate the Agreement upon a change of Control of DSS or other material breach of this Agreement by CSM, the Fee shall be adjusted with respect to a Vessel as at the effective date of termination of this Agreement, based on the Fees set forth in Schedule 2 and all reimbursements due to CSM shall be immediately payable. Any overpayment shall forthwith be refunded to DSS and any underpayment shall forthwith be paid to CSM.

Section 11. Surrender of Books and Records. Upon termination of this Agreement, CSM shall surrender to DSS upon request any and all books, records, documents and other property in the possession or control of CSM relating to this Agreement and to the business, finance, technology, trademarks or affairs of DSS and any member of the DSS Group but may retain any copies of same.

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Section 12. Entire Agreement. This Agreement, the Technical Management Agreements and the Commercial Management Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties. Should there be any inconsistencies or contradictions between terms of this Agreement and any of the Technical Management Agreements and/or the Commercial Management Agreement, the provisions of this Agreement shall prevail.

Section 13. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 14. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 15. Law and Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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Section 16. Notice. Notice under this Agreement shall be given (via hand delivery or email or facsimile) as follows:

If to DSS:

Diamond S Shipping, Inc.

c/o Diamond S Management LLC

33 Benedict Place, 2nd floor

Greenwich, CT 06830, USA

Attn: Sanjay Sukhrani

Fax: +1 203 413 2010

Email: management@diamondshipping.com

If to CSM:

3 Iassonos Street

Piraeus, 18537, Greece

Attn: Operations and Commercial dpt

Fax: +30 210 428 4285

Email: dss@capitalship.gr

with cc to: g.ventouris@capitalmaritime.com

Section 17. Assignment. Neither CSM nor DSS shall assign this Agreement without the consent of the other Party provided, however, CSM shall be entitled to sub-contract performance of its obligations under this Agreement, the Commercial Management Agreement and any of the Technical Management Agreements by its parent, subsidiary or Affiliates or (in the case of Commercial Management Services) third parties (collectively the "Sub-Managers") in accordance with the following provisions of this Section 17:

(i)	any such performance of all or any of CSM's obligations by the Sub-Managers shall be and constitute performance by the CSM of their obligations hereunder;

(ii)	any performance of CSM's obligations by the Sub-Managers will not result in increased costs to DSS or the Owners and shall be without prejudice to the rights of DSS hereunder for any failure by the CSM in performance of CSM's duties and obligations hereunder and notwithstanding performance by the Sub-Managers, CSM shall remain solely responsible to DSS for performance of their obligations hereunder.

Section 18. Waiver. The failure of either Party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

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Section 19. Affiliates. This Agreement shall be binding upon and inure to the benefit of DSS and/or CSM and their respective successors and assigns.

Section 20. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

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IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

Diamond S Shipping, Inc.

By:
Name:
Title:

Capital Ship Management Corp.,

By:
Name:
Title:

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SCHEDULE 1

THE INITIAL VESSELS

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SCHEDULE 2

FEES AND COSTS

(1) In consideration for the provision of the Services by CSM to DSS or the Vessel Owners (in respect of the Technical Management Services) DSS shall:

(i)	pay CSM a technical management fee equal to United States Dollars eight hundred fifty (US$850) per Vessel per day for Technical Management Services provided to DSS or the relevant Vessel Owner. Such US$850 amount shall be subject to increase on each anniversary of the date hereof based on the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months of the term of this Agreement and each Technical Management Agreement will so provide.

(ii)	reimburse CSM for all of the reasonable and documented direct and indirect costs, liabilities legal expenses and other expenses incurred by CSM and any Sub-Manager in providing the Technical Management Services, not covered by the fee set out in (i) above as more fully set out in the Technical Management Agreements.

(iii)	pay CSM (and/or any Sub-Manager or Affiliate as the case may be appointed and nominated by CSM) a commercial management fee of 1.25% of all gross charter revenues generated by each Vessel.

(iv)	DSS shall pay to CSM (and/or any Sub-Manager(s) or Affiliate(s) as the case may be appointed and nominated by CSM) as commercial management consultancy fee a fixed amount of United States Dollars two million (US$ 2,000,000) per annum payable monthly at the end of every month.

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EXHIBIT A

fORM OF COMMERCIAL MANAGEMENT AGREEMENT

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EXHIBIT B

fORM OF tECHNICAL mANAGEMENT AGREEMENT

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